Exhibit 4(b)

                   AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

      AGREEMENT made as of the 27th day of February 1997, as amended and restated on _____________, 2004, by and between MERRILL LYNCH INVESTMENT MANAGERS, L.P. (formerly known as Merrill Lynch Asset Management, L.P.), a Delaware limited partnership (hereinafter referred to as "MLIM"), and MERRILL LYNCH ASSET MANAGEMENT U.K. LIMITED, a corporation organized under the laws of England and Wales (hereinafter referred to as "MLAM U.K.").

                              W I T N E S S E T H:

      WHEREAS, MERRILL LYNCH SERIES FUND, INC. (the "Fund") is a Maryland corporation engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

      WHEREAS, MLIM and MLAM U.K. are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, MLAM U.K. is a member of the Investment Management Regulatory Organization, a self-regulating organization recognized under the Financial Services Act of 1986 of the United Kingdom (hereinafter referred to as "IMRO"), and the conduct of its investment business is regulated by IMRO: and

      WHEREAS, MLIM has entered into investment advisory agreements (the `-Advisory Agreements") pursuant to which MLIM provides management and investment and advisory services to the Fund; and

      WHEREAS, MLAM U.K. is willing to provide investment advisory services to MLIM in connection with the operations of each series of the Fund listed on Exhibit A as such Schedule may be amended from time to time (the "Portfolios") on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, MLAM U.K and MLIM hereby agree as follows:

                                    ARTICLE I

                               Duties of MLAM U.K.

      MLIM hereby employs MLAM U.K. to act as investment adviser to MLIM and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, subject to the broad supervision of MLIM and the Fund, for the period and on the terms and conditions set forth in this Agreement. MLAM U.K. hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such


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services and to assume the obligations herein set forth for the compensation provided for herein. MLIM and its affiliates shall for all purposes herein be deemed a Professional Investor as defined under the rules promulgated by IMRO (hereinafter referred to as the "IMRO Rules"). MLAM U.K. and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

      MLAM U.K. shall have the right to make unsolicited calls on MLIM and shall provide MLIM with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of each Portfolio; shall furnish continuously an investment program for each Portfolio and shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of each Portfolio shall be held in the various securities in which the Portfolio invests, options, futures, options on futures or cash; all of the foregoing subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Portfolio's investment objective(s), investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information", respectively). MLAM U.K. shall make recommendations and effect transactions with respect to foreign currency matters, including foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures and forward foreign currency transactions. MLAM U.K. shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Portfolios shall be exercised.

      MLAM U.K. will not hold money on behalf of MLIM or the Portfolios, nor will MLAM U.K. be the registered holder of the registered investments of MLIM or the Portfolios or be the custodian of documents or other evidence of title.

                                   ARTICLE II

                       Allocation of Charges and Expenses

      MLAM U.K. assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof and shall pay all compensation of officers of the Fund and all directors of the Fund who are affiliated persons of MLAM U.K.

                                   ARTICLE III

                            Compensation of MLAM U.K.

      For the services rendered, the facilities furnished and expenses assumed by MLAM U.K, MLIM shall pay to MLAM U.K. a fee in an amount to be determined from time to


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time by MLIM and MLAM U.K. but in no event in excess of the amount that MLIM actually receives for providing services to the Portfolios pursuant to the applicable Advisory Agreement.

                                   ARTICLE IV

                      Limitation of Liability of MLAM U.K.

      MLAM U.K. shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Portfolios, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, MLAM U.K. shall include any affiliates of MLAM U.K. performing services for MLIM contemplated hereby and directors, officers and employees of MLAM U.K. and such affiliates.

                                    ARTICLE V

                             Activities of MLAM U.K.

      The services of MLAM U.K. to the Portfolios are not to be deemed to be exclusive. MLAM U.K. and any person controlled by or under common control with MLAM U.K. (for purposes of this Article V referred to as "affiliates") are free to render services to others. It is understood that directors, officers, employees and shareholders of the Portfolios are or may become interested in MLAM U.K. and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of MLAM U.K. and its affiliates are or may become similarly interested in the Portfolios, and that MLAM U.K. and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Portfolios as shareholders or otherwise.

                                   ARTICLE VI

                   MLAM U.K. Statements Pursuant to IMRO Rules

      Any complaints concerning MLAM U.K. should be in writing addressed to the attention of the Managing Director of MLAM U.K. MLIM has the right to obtain from MLAM U.K. a copy of the IMRO complaints procedure and to approach IMRO directly.

      MLAM U.K. may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding Investments Not Readily Realizable (as that term is used in the IMRO Rules) or investments denominated in a currency other than British pound sterling. There can be no certainty that market makers will be prepared to deal in unlisted or thinly traded securities and an accurate valuation may be hard to obtain. The value of investments recommended by MLAM U.K. may be subject to exchange rate fluctuations, which may have favorable or unfavorable effects on investments.

      MLAM U.K. may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding options, futures or contracts for differences. Markets


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can be highly volatile and such investments carry a high degree of risk of loss exceeding the original investment and any margin on deposit.

                                   ARTICLE VII

                   Duration and Termination of this Agreement

      This Agreement shall become effective with respect to each Portfolio as of the date first above written and shall remain in force until the date of termination of the Advisory Agreement relating to such Portfolio (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (1) the board of directors of the Fund (the "Directors") or by the vote of a majority of the outstanding voting securities of such Portfolio and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated with respect to a Portfolio at any time, without the payment of any penalty by MLIM or by vote of a majority of the outstanding voting securities of such Portfolio, or by MLAM U.K., on sixty days' written notice to the other party. This Agreement shall automatically terminate with respect to each Portfolio in the event of its assignment or in the event of the termination of the Advisory Agreement relating to such Portfolio. Any termination shall be without prejudice to the completion of transactions already initiated.

                                  ARTICLE VIII

                          Amendments to this Agreement

      This Agreement may be amended with respect to any Portfolio by the parties only if such amendment is specifically approved by (1) the Directors of the Fund or by the vote of a majority of outstanding voting securities of such Portfolio and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE IX

                          Definitions of Certain Terms

      The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                    ARTICLE X

                                  Governing Law


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      This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                      MERRILL LYNCH INVESTMENT MANAGERS, L.P.

                                      By: Princeton Services, Inc.,
                                            its General Partner

                                      By: ______________________________________
                                          Name:
                                          Title:

                                      MERRILL LYNCH ASSET MANAGEMENT U.K.LIMITED

                                      By: ______________________________________
                                          Name:
                                          Title:


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                                    Exhibit A

Mercury Balanced Capital Strategy Portfolio

Mercury Core Bond Strategy Portfolio

Mercury Fundamental Growth Strategy Portfolio

Mercury Global Allocation Portfolio

Mercury High Yield Portfolio

Mercury Intermediate Government Bond Portfolio

Mercury Large Cap Core Strategy Portfolio

Mercury Money Reserve Portfolio

Mercury Global SmallCap Portfolio

Mercury Equity Dividend Portfolio

Mercury Mid Cap Value Opportunities Portfolio


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